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UNIVERSAL COMPRESSION, INC.                                         EXHIBIT 12.1
COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
(DOLLARS IN THOUSANDS)

                                           Year             Year                Year            Year            Year
                                           Ended            Ended               Ended           Ended           Ended
                                       March 31, 1999   March 31, 2000      March 31, 2001  March 31, 2002  March 31, 2003
Fixed Charges as Defined:
   Interest expense, including
     amortization of deferred
     financing charges
                                          $ 26,251         $ 30,916            $ 22,622        $ 23,017        $ 36,421
   Interest component of rental
     expense on operating leases               142              138                 119             245             697
   Operating lease expense                      --               --              14,443          55,401          46,071
                                          --------         --------            --------        --------        --------
           Total Fixed Charges            $ 26,393         $ 31,054            $ 37,184        $ 78,663        $ 83,189
                                          ========         ========            ========        ========        ========


Earnings as Defined:
   Income (loss) before
     extraordinary items                  $   (489)        $ (3,863)           $  5,490        $ 49,408        $ 33,518
   Income taxes (benefit)                      166             (696)              3,871          30,931          20,975
           Total Fixed Charges              26,393           31,054              37,184          78,663          83,189
                                          --------         --------            --------        --------        --------
    Total Earnings as Defined             $ 26,070         $ 26,495            $ 46,545        $159,002        $137,682
                                          ========         ========            ========        ========        ========


Ratio of Earnings to Fixed Charges             1.0              0.9(a)              1.3             2.0             1.7

(a) For the year ended March 31, 2000, the deficiency of earnings to fixed charges was $4.6 million.